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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Antares Pharma, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-20389 and 333-40483) on Form S-8 of Antares Pharma, Inc. (formerly known as Medi-Ject Corporation) of our report dated March 23, 2001, relating to the balance sheets of Medi-Ject Corporation as of December 31, 1999 and 2000, and the related statements of operations, shareholders'equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the annual report on Form 10-K of Antares Pharma, Inc.




                                              /s/ KPMG LLP


Minneapolis, Minnesota
April 16, 2001